EX-99.d.1.i

AMENDMENT NO. 2 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP EQUITY FUNDS II and DELAWARE MANAGEMENT COMPANY, a series of Macquarie Investment Management Business Trust (the “Investment Manager”), amended as of the 15th day of March, 2024 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Value Fund	March 30, 2023	0.65% on first $500 million 0.60% on next $500 million 0.55% on next $1.5 billion 0.50% on next $7.5 billion 0.475% on assets in excess of $10.0 billion
DELAWARE MANAGEMENT COMPANY,	DELAWARE GROUP EQUITY FUNDS II
a series of Macquarie Investment Management Business Trust
By:	/s/ David F. Connor	By:	/s/ Shawn K. Lytle
Name:	David F. Connor	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer